UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report

Commission File Number 1-5109

TODD SHIPYARDS CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE                       91-1506719
(State or other jurisdiction of    (IRS Employer I.D. No.)
incorporation or  organization)


1801- 16th AVENUE SW, SEATTLE, WASHINGTON   98134-1089
(Street address of principal executive offices - Zip Code)

Registrant's telephone number: (206) 623-1635





Item 5.  Other Events

Todd Shipyards Corporation announced today that its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific" or the "Company") has been informed by the US Navy that the USS Sacramento (AOE 1), is scheduled to be decommissioned on or about October 1, 2004. The Sacramento is one of the four AOE class ships originally covered by the Company's six-year, cost-type contract with the Navy, under which the Navy has options to have Todd Pacific perform maintenance work on the ships. The contract, which is the Company's fourth consecutive, multi-year contract with the Navy on the AOE class vessels, was awarded on a sole source basis in June, 2001. The original contract included options for thirteen repair availabilities to be performed in the 2001 through 2007 contract period and was expected to have a notional value of approximately $180 million if all of the options were exercised.

To date, four such repair availabilities have been accomplished. Five availabilities under the contract will not be exercised by the Navy due to the previously announced transfer of the USS Bridge and USS Rainier to Military Sealift Command. Of the two remaining availabilities for the USS Sacramento, one is being exercised on a reduced scale as a five-week repair availability in the Company's fourth fiscal quarter and the other will not occur due to its decommissioning. The AOE contract contains options for two remaining repair availabilities on the USS Camden before contract expiration in 2007. There is no assurance that these two remaining options will be exercised by the Navy in whole or in part. The Company does not know at this point if it will be involved in any of the work related to the decommissioning of the Sacramento.




Item 7.  Financial Statements and Exhibits


(c) Exhibits

28-1 Press Release dated January 14, 2004.



SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: January 14, 2004.


______________________________
By:  Michael G. Marsh
On Behalf of the Registrant as
Secretary and General Counsel